Exhibit 99.1

Adeptus Health Names Graham Cherrington President & Chief Operating Officer

Lewisville, Texas - February 20, 2015 — Adeptus Health (NYSE:ADPT), the largest operator of freestanding emergency rooms in the U.S., today announced that Graham Cherrington has been appointed President and Chief Operating Officer. Cherrington has served as Chief Operating Officer since 2012 and will continue to report to Thomas S. Hall, Chairman and Chief Executive Officer of Adeptus Health.

“Graham’s commitment to delivering the highest quality emergency medical care for our patients and his leadership of our daily operations has been instrumental in fueling our growth,” said Hall. “I am pleased to announce this well-deserved promotion.”

“Since joining the company in May of 2012, we have grown from 14 freestanding facilities to 59 freestanding facilities in six markets, and opened our first hospital in Arizona,” said Cherrington. “I look forward to Adeptus Health bringing even more communities access to quality medical care.”

Prior to joining Adeptus Health, Cherrington served as the Chief Operating Officer of WellNow Urgent Care. Previously he was Executive Vice President of Operations for NovaMed (NASDAQ: NOVA), an operator of 37 outpatient surgery centers in 19 states. Prior to NovaMed, Graham was Senior Vice President of Operations for Matria Healthcare, Inc. a provider of disease management services to health plans and employers, with responsibility for the company’s health & wellness and oncology management business units.

About Adeptus Health Inc.

Adeptus Health Inc. owns and operates First Choice Emergency Room, and, together with Dignity Health, Dignity Health Arizona General Hospital.  First Choice Emergency Room (FCER.com) is the leading operator of independent freestanding emergency rooms in the U.S.; it is both the largest and the oldest. First Choice Emergency Room is revolutionizing the delivery of emergency medical services for adult and pediatric emergencies by offering patients convenient, neighborhood access to emergency medical care. First Choice Emergency Room facilities are innovative, freestanding, and fully equipped emergency rooms with a complete radiology suite of diagnostic technology (CT scanner, Ultrasound, and Digital X-ray) and on-site laboratory. All First Choice Emergency Room locations are staffed with board-certified physicians and emergency trained registered nurses. First Choice Emergency Room has facilities in Austin, Dallas/Fort Worth, Houston, San Antonio, Colorado Springs and Denver. According to patient feedback collected by Press Ganey Associates Inc., First Choice Emergency Room provides the highest quality emergency medical care and received the 2013 and 2014 Press Ganey Guardian of Excellence for exceeding the 95th percentile in patient satisfaction nationwide. Dignity Health Arizona General Hospital is a full service general hospital in the Phoenix area. Arizona General Hospital has 16 inpatient rooms, 2 state-of-the-art Operating Rooms, an Emergency Department, a high complexity laboratory, and a full radiology suite. The new hospital, located in Laveen, is capable of inpatient and outpatient surgical procedures as well as providing the community 24/7 access to emergency medical care.

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